Exhibit 10.11

AMENDED AND RESTATED FOUNDING MEMBER AGREEMENT

Stephen A. Schwarzman

This Amended and Restated Founding Member Agreement, dated as of March 1, 2018 (as amended, supplemented, waived or otherwise modified from time to time in accordance with its terms, the “Founding Member Agreement”), by and among Blackstone Holdings I L.P. (collectively with its Affiliates, “Blackstone”) and Stephen A. Schwarzman (“Founding Member”). This Amended and Restated Founding Member Agreement supersedes and replaces the original Founding Member Agreement between Founding Member and Blackstone, dated as of June 18, 2007 (the “Original Founder Agreement”). Capitalized terms not otherwise defined herein are defined in Section 14 hereof.

WHEREAS, Founding Member has informed the conflicts committee of the board of directors of the general partner of the Public Issuer (as defined below) that he has no current plan to retire or modify his financial relationship with the firm, including his compensation arrangements, absent significant changes in terms of Blackstone’s legal form, dividend policy, operating performance or other relevant matters (including, without limitation, material changes in the executive compensation policies of peer firms); and

WHEREAS, Blackstone and Founding Member desire to amend and restate the Original Founder Agreement in order to, among other things, provide for certain benefits to be received by Founding Member and the Founder Group following Founding Member’s Departure (as defined below).

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Title; Reporting; Key Responsibilities.

(a) Founding Member will be engaged as a Founding Member of Blackstone. For as long as he is a Founding Member, the business of Blackstone will be Founding Member’s principal business pursuit and Founding Member agrees to devote such time and attention to the business of Blackstone in a diligent manner as may be reasonably requested by the firm.

(b) Notwithstanding Section 1(a) above, Founding Member shall be permitted to engage in non-profit activities (including setting up one or more foundations).

(c) During the period of Founding Member’s continued active service with Blackstone, Founding Member will remain the Chairman and Chief Executive Officer, or, as determined by the Founding Member in his discretion, the Chairman or the Executive Chairman of Blackstone.

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2. Distributions; Governing Agreements; Non-Competition.

(a) Subject to Section 3 below, Founding Member will be paid such distributions and benefits as may be determined by Blackstone from time to time.

(b) Founding Member acknowledges and agrees that Founding Member is subject to all applicable provisions of the Blackstone compliance policies, including the Compliance Policies and Procedures Manual, Investment Adviser Compliance Policies and Procedures and its related supplements, and USA Patriot Act Anti-Money Laundering Policies, as well as Blackstone’s Code of Conduct and the Employee Handbook and Business Continuity Plan (collectively, the “Blackstone Compliance Policies”).

(c) Founding Member acknowledges that he has executed the Amended and Restated Founding Member Non-Competition and Non-Solicitation Agreement, dated as of March 1, 2018 and attached hereto as Schedule A (the “Non-Competition Agreement”) and agrees that the terms thereof are incorporated herein by reference.

(d) Founding Member agrees to comply with the confidentiality restrictions set forth in the Non-Competition Agreement; provided, however, that nothing in this Founding Member Agreement or the Non-Competition Agreement shall prohibit or impede Founding Member from communicating, cooperating or filing a complaint on possible violations of federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the SEC, FINRA, EEOC or NLRB, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of federal, state or local law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Moreover, Founding Member does not need to give prior notice to (or get prior authorization from) Blackstone regarding any such communication or disclosure. Additionally, pursuant to 18 USC § 1833(b), Founding Member may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

3. Carried Interest.

(a) Upon the termination of the Founding Member’s service with Blackstone (whether due to retirement, permanent disability, death or otherwise) (a “Departure”), the Founder Group shall be awarded Profit Sharing Percentages with respect to each Blackstone Fund that holds its first closing (a “Launch”) during the Post-Departure PSP Period as follows:

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(i) in the case of each Blackstone Fund for which there is a predecessor Blackstone Fund in which the Founder Group owns Profit Sharing Percentages at the time of such Departure, the Profit Sharing Percentage in such successor Blackstone Fund shall equal 50% of the aggregate Profit Sharing Percentages owned by the Founder Group, at the Launch of such successor Blackstone Fund, in the most recent predecessor Blackstone Fund existing at the time of such Departure; and

(ii) in the case of a Blackstone Fund for which there is no predecessor Blackstone Fund at the time of such Departure, the Profit Sharing Percentage in such Blackstone Fund shall equal 50 % of the median of the aggregate Profit Sharing Percentages owned by the Founder Group across all Blackstone Funds existing at the time of such Departure.

(b) Upon a Departure of the Founding Member, the Founding Member shall be entitled to transfer up to 100% of his Profit Sharing Percentages to his Estate and Related Entities. Upon the death of the Founding Member, all of the Founding Member’s existing Profit Sharing Percentages shall be administered by the executor of his estate and shall pass to the beneficiaries of his estate in accordance with the terms of his will.

(c) The Founder Group’s Profit Sharing Percentages in each then-existing or future Blackstone Fund (whether awarded before or after a Departure) shall remain unchanged and be fully vested (and shall be applicable to all then-existing or future investments made by each such Blackstone Fund), except solely for mathematical/nondiscretionary dilution and accretion resulting from individuals joining or leaving Blackstone, calculated according to the governing documents of the applicable GP Entity in a manner consistent with such accretion and dilution principles applicable to Blackstone personnel generally.

(d) Notwithstanding the Departure of the Founding Member, each member of the Founder Group shall be required to continue to maintain and fund its pro rata share of the capital commitment and, if applicable, any clawback obligations of the Blackstone Fund to which such Profit Sharing Percentages relates, calculated according to the governing documents of the GP Entity in a manner consistent with the principles applicable to Blackstone personnel generally.

(e) To the extent there is any question as to the allocation among the Founder Group, Blackstone shall be entitled to rely on the certification of the Blackstone Authorized Representative.

4. Retirement.

(a) Founding Member agrees to provide Blackstone with written notice of Founding Member’s intention to terminate his service with Blackstone at least six months prior to the date of such termination (the “Notice Period”). Written notice pursuant to this Section 4(a) shall be provided to either the Chief Operating Officer or the Chief Legal Officer of Blackstone. During the Notice Period, Founding Member shall perform his full duties as Founding Member and in the other positions he holds at Blackstone. For the period commencing on Founding Member’s retirement date and continuing through the date of the Founding Member’s death, Founding Member will have the title of Chairman Emeritus (or Chairman or Executive Chairman if Founding Member elects to continue in such role) and Co-Founder. Founding Member’s “Retirement Period” shall commence on the date of his retirement (or, if applicable, the date on

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which the Founding Member ceases active service as a result of his permanent disability) and shall continue until the date of Founding Member’s death. For the avoidance of doubt, the termination of Founding Member’s active service with Blackstone for purposes of this Agreement shall not, other than in the limited circumstances expressly set forth in the Limited Liability Company Agreement of Blackstone Group Management L.L.C., be construed as meaning that he does not continue as Founding Member of Blackstone.

(b) During the Retirement Period, Founding Member shall be provided with the following retirement benefits:

(i) Founding Member shall be provided with a car and driver consistent with prior practice.

(ii) From the date of Founding Member’s retirement until the end of the Retirement Period, Founding Member shall retain his then current office. Founding Member shall be provided administrative support during the Retirement Period at levels determined by Founding Member in his reasonable discretion, but in no event in excess of levels provided to Founding Member by Blackstone during the year prior to his Departure. Founding Member shall, during the Retirement Period, continue to have reasonable use of and access to sporting events on a basis consistent with prior practice on the date of this Founding Member Agreement, and to Blackstone technology tools, word processing, document production and research facilities for assistance on his speeches, books and other projects, although Blackstone shall have no obligations to add incremental staff, resources or capabilities to accommodate requests for assistance.

(iii) Founding Member shall continue to receive health benefits until his death, subject to his continuing payment of the related health insurance premiums consistent with current policies, and on terms no less favorable than with respect to any other Founding Member of Blackstone or, if there is no other Founding Member, then on terms that are no less favorable than those provided to other senior executives of Blackstone.

(iv) Founding Member shall remain eligible for reimbursement of all travel costs (including travel on Founding Member’s plane and helicopter) for Blackstone related business functions, consistent with Blackstone’s travel reimbursement policies as in effect on the date of this Founding Member Agreement.

(v) Founding Member shall receive annual home and personal security, cyber-security and security consultation benefits at levels determined by Founding Member in his reasonable discretion, including the following:

(A) Provision of adequate personal security detail at all times and at levels determined by Founding Member at all of Founding Member’s homes (which Founding Member may elect to require whether or not he is in residence) and while Founding Member is traveling for any reason;

(B) Home surveillance and alarm systems; and

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(C) Consultations with security experts providing overviews of personal security and cyber-security trends and challenges.

(vi) Founding Member shall have reasonable access to Blackstone’s Chief Legal Officer for legal advice at Founding Member’s discretion.

(vii) Founding Member shall be provided with legal representation at Blackstone’s expense for any legal action taken against Founding Member related to his performance of services for Blackstone.

(viii) Founding Member shall be provided with offices, technology, hardware, software and IT support for Founding Member’s family office team at levels consistent with those provided as of the date of this Founding Member Agreement, subject to Founding Member’s continuing payment of costs and expenses related thereto consistent with current policies.

(ix) Except as expressly provided under Sections 3 or 4 of this Founding Member Agreement, Founding Member acknowledges and agrees that he shall not be entitled to any other retirement (including trailers) or disability payments following the date of his retirement.

(c) Following a Departure, the Founder Group shall be entitled to participate in the investment opportunities on the terms and during the time periods described in Schedule B attached hereto.

(d) Until the expiration of all transfer restrictions applicable to any limited partner interests or units Founding Member may hold of Blackstone Holdings (as defined in the Non-Competition Agreement) or The Blackstone Group L.P., respectively (collectively the “Units”), Founding Member agrees (on behalf of himself, his estate beneficiaries and any and all estate planning vehicles, partnerships or other legal entities controlled by or affiliated with Founding Member (“Affiliated Vehicles”)) that all Units held by Founding Member and all such Affiliated Vehicles will only be held in an account at Blackstone’s equity plan administrator or otherwise administered by such administrator.

5. Successors and Assigns. This Founding Member Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective predecessors, successors, assigns, heirs, executors, administrators and personal representatives, and each of them, whether so expressed or not, and to the extent provided herein, the Affiliates of the parties and Blackstone. This Founding Member Agreement is not assignable by Founding Member without the prior written consent of Blackstone, and any attempted assignment of this Founding Member Agreement, without such prior written consent, shall be void.

6. Entire Agreement. This Founding Member Agreement (including Schedules A and B attached hereto, which is incorporated herein by reference and made a part hereof), embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersedes and terminates any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof or thereof in any way, except for any (i) governing agreements of the general partners or

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managing members (collectively, “General Partners”) of Blackstone sponsored investment funds; and (ii) any guarantees executed by Founding Member prior to the date hereof for the benefit of any limited partners or General Partners of any Blackstone sponsored investment fund in respect of any “clawback” obligation to such Blackstone sponsored investment fund; provided, however, that, with respect to any subject matter expressly addressed hereunder, to the extent (but only to the extent) of any direct conflict between the terms of any governing agreements of the General Partners of Blackstone sponsored investment funds with respect to such subject matter and the terms of this Founding Member Agreement with respect to such subject matter, the terms of this Founding Member Agreement shall control.

7. Headings. The section headings in this Founding Member Agreement are for convenience of reference only and shall in no event affect the meaning or interpretation of this Founding Member Agreement.

8. Modification or Waiver in Writing. This Founding Member Agreement may not be modified or amended except by a writing signed by each of the parties hereto. No waiver of this Founding Member Agreement or of any promises, obligations or conditions contained herein shall be valid unless in writing and signed by the party against whom such waiver is to be enforced. No delay on the part of any person in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any person of any such right, remedy or power, nor any single or partial exercise of any such right, remedy or power, preclude any further exercise thereof or the exercise of any other right, remedy or power.

9. Governing Law. This Founding Member Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

10. Counterparts. This Founding Member Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

11. Section 409A. In the event that it is reasonably determined by Blackstone that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other pronouncements thereunder (collectively, the “Deferred Compensation Tax Rules”), any of the payments and benefits that Founding Member is entitled to under the terms of this Founding Member Agreement or otherwise may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Founding Member to be subject to tax under the Deferred Compensation Tax Rules, Blackstone shall, in lieu of providing such payment or benefit when otherwise due under this Agreement, instead provide such payment or benefit on the first day on which such provision would not result in Founding Member incurring any tax liability under the Deferred Compensation Tax Rules; which day, if Founding Member is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, shall be the first day following the six-month period beginning on the date of Founding Member’s separation from service. In addition, in the event that any payments or benefits that Blackstone would otherwise be required to provide under this Founding Member Agreement cannot be provided in the manner contemplated herein without subjecting Founding Member to tax under the Deferred

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Compensation Tax Rules, Blackstone shall provide such intended payments or benefits to Founding Member in an alternative manner that conveys an equivalent economic benefit to Founding Member as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules. For purposes of the Deferred Compensation Tax Rules, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Deferred Compensation Tax Rules. Except as permitted by the Deferred Compensation Tax Rules, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

12. Blackstone Partnership Agreement. This Founding Member Agreement shall be treated as part of the Blackstone Partnership Agreement for purposes of Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

13. Calculations and Disputes. If requested by the Founding Member, a mutually agreeable independent third party shall review any calculations performed pursuant to this Founding Member Agreement at Blackstone’s expense. Any disputes related to the provisions, interpretation or calculations to be made pursuant to this Founding Member Agreement, including, without limitation, Schedules A and B hereto, shall be determined by binding arbitration in the manner set forth in Article VII of the Non-Competition Agreement, with the cost of such arbitration to be borne by Blackstone. The parties hereto acknowledge and agree that the provisions of Section 4(c) hereof and Schedule B hereto are intended to govern the relationship of the parties with respect to the subject matter of such provisions for an extended period of time. In the event that due to an unanticipated change in facts or circumstances following the Departure, the implementation of such provisions departs materially from the present intentions of the parties (it being understood that, inter alia, any material change to the operation of the Side-by-Side Program (as defined in Schedule B hereto), including any reduction in the maximum “side-by-side” investment opportunity available to Blackstone as currently in effect, that results in a material reduction in the amount of investment offered to the Founder Group under the Side-by-Side Program shall be such a material departure), the Blackstone Authorized Representative, on the one hand, and the board of directors of the general partner of the Public Issuer (as defined in Schedule A hereto) (the “Board”), on the other hand, may propose amendments to such provisions designed to restore the present intentions of the parties. In the event that such proposed amendments are mutually acceptable to the Blackstone Authorized Representative and the Board, such proposed amendments shall become effective and this Agreement shall be deemed modified thereby. In the event that the Blackstone Authorized Representative and the Board are unable to reach mutual agreement with respect to such proposed amendments within 90 days, the parties shall submit their dispute to mediation before a mutually agreeable mediator. The mediator shall be a lawyer who is financially sophisticated and who has significant experience with the private equity industry generally, and carried interest plans and co-investment arrangements specifically. Should the dispute not be resolved through mediation within 90 days, the matter shall be subject to arbitration in accordance with the first sentence of this Section 13, with the matter to be resolved in a manner that gives effect to the present intentions of the parties while fairly and equitably balancing the interests of Blackstone, on the one hand, and the Founder Group, on the other hand.

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14. Certain Defined Terms. Capitalized terms not otherwise defined in this Founding Member Agreement shall have the meanings set forth below:

(a) “Affiliate” means, in respect of any person, a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(b) “Blackstone Authorized Representative” means the Founding Member, or the individual or entity designated as such by the Founding Member either in his will or in a trust created by the Founding Member with reference to the Founding Member Agreement. If no such designation has been made, the executor of the Founding Member’s Estate shall be the Blackstone Authorized Representative.

(c) “Blackstone Fund” shall mean any investment fund sponsored by Blackstone; provided, however, that the term “Blackstone Fund” shall not include any investment fund that (i) is controlled by a person that acquires Blackstone (such person, an “Acquiror”) and (ii) existed, or is a successor to an investment fund that existed, immediately prior to the consummation of such acquisition. For the avoidance of doubt, following the consummation of such acquisition, any investment fund of an Acquiror that is a successor to an existing Blackstone Fund or any existing Blackstone Fund that is otherwise “rolled” into such Acquiror’s non-Blackstone business units shall remain a Blackstone Fund for all purposes hereunder.

(d) “Estate” shall mean Founding Member’s estate (including the beneficiaries, successors or assigns thereto).

(e) “Founder Group” shall mean the Founding Member, his Estate, and Related Entities.

(f) “GP Entity” shall mean the applicable general partner (or similar entity) of any Blackstone Fund.

(g) “Post-Departure PSP Period” shall mean the period commencing on the date of Founding Member’s Departure and ending upon the later of (i) the date of Founding Member’s death and (ii) February 14, 2027.

(h) “Profit Sharing Percentage” shall mean a designated percentage of the carried interest, incentive allocations / fees and other similar performance-based compensation or allocations borne, directly or indirectly, by limited partners or investors in any Blackstone Fund and allocated to the applicable GP Entity for such Blackstone Fund.

(i) “Related Entities” shall mean any current or future trust (including the beneficiaries, successors and assigns thereto) or charitable entity established and solely funded (other than insignificant amounts from third parties) by the Founding Member or his children, and any partnership, LLC or similar entity owned by these entities or by the Founding Member and/or his children. For the avoidance of doubt, the Tsinghua University Endowment shall not be deemed to be a Related Entity.

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WHEREOF, the parties hereto have duly executed this Founding Member Agreement as of the date first above written.

BLACKSTONE HOLDINGS I L.P.

By:	Blackstone Holdings I/II GP Inc.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Authorized Officer

FOUNDING MEMBER

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

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Schedule A

Amended and Restated Founding Member Non-Competition and Non-Solicitation Agreement

This Amended and Restated Founding Member Non-Competition and Non-Solicitation Agreement, dated as of March 1, 2018 (the “Non-Competition Agreement”), between Blackstone Holdings I L.P., a Delaware limited partnership, Blackstone Holdings AI L.P., a Delaware limited partnership, Blackstone Holdings II L.P., a Delaware limited partnership, Blackstone Holdings III L.P., a société en commandite formed under the laws of the Province of Québec, and Blackstone Holdings IV L.P., a société en commandite formed under the laws of the Province of Québec (collectively, “Blackstone Holdings” and, together with its subsidiaries and affiliated entities, “Blackstone”), and Stephen A. Schwarzman (“Founding Member”). This Amended and Restated Founding Member Non-Competition and Non-Solicitation Agreement supersedes and replaces the original Founding Member Non-Competition and Non-Solicitation Agreement between Founding Member and Blackstone, dated as of June 18, 2007 (the “Original Non-Competition Agreement”).

WHEREAS,

(a) Founding Member acknowledges and agrees that it is essential to the success of Blackstone that Blackstone be protected by non-competition and non-solicitation agreements that will be entered into by Founding Member and other senior personnel of Blackstone Group;

(b) Founding Member acknowledges and agrees that Blackstone would suffer significant and irreparable harm from Founding Member competing with Blackstone after the termination of Founding Member’s service with Blackstone; and

(c) Founding Member acknowledges and agrees that in the course of Founding Member’s service with Blackstone, Founding Member has been and will be provided with Confidential Information (as hereinafter defined) of Blackstone, and has been and will be provided with the opportunity to develop relationships with investors and clients, prospective investors and clients, employees and other agents of Blackstone, and Founding Member further acknowledges that such Confidential Information and relationships are extremely valuable assets in which Blackstone has invested and will continue to invest substantial time, effort and expense.

NOW, THEREFORE, for good and valuable consideration, Founding Member and Blackstone hereby covenant and agree to the following restrictions which Founding Member acknowledges and agrees are reasonable and necessary to protect the legitimate business interests of Blackstone and for the other owners of Blackstone to have and enjoy the full benefit of the business interests of Blackstone and which will not unnecessarily or unreasonably restrict Founding Member’s professional opportunities should his or her service with Blackstone terminate.

I.	Non-Competition and Non-Solicitation Covenants

A. Non-Competition. Founding Member shall not, directly or indirectly, during Founding Member’s service with Blackstone, and for a period ending two years following the termination by of Founding Member’s service pursuant to Section 4 of the Founding Member Agreement, associate (including but not limited to association as a sole proprietor, owner, employer, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Business or any of the affiliates, related entities, successors or assigns of any Competitive Business; provided, however, that with respect to the equity of any Competitive Business which is or becomes publicly traded, Founding Member’s ownership as a passive investor of less than 3% of the outstanding publicly traded stock of a Competitive Business shall not be deemed a violation of this Non-Competition Agreement. For purposes of this Non-Competition Agreement, “Competitive Business” means any business, in any geographical or market area where Blackstone conducts business or provides products or services, that competes with the business of Blackstone, including any business in which Blackstone engaged during the term of Founding Member’s service and any business that Blackstone was actively considering conducting at the time of Founding Member’s termination of service and of which Founding Member has, or reasonably should have, knowledge.

B. Non-Solicitation of Clients/Investors. Founding Member shall not, directly or indirectly, during Founding Member’s service with Blackstone, and for a period ending on two years following the termination of Founding Member’s service pursuant to Section 4 of the Founding Member Agreement, (a) solicit, or assist any other individual, person, firm or other entity in soliciting, the business of any Client or Prospective Client for or on behalf of an existing or prospective Competitive Business; (b) perform, provide or assist any other individual, person, firm or other entity in performing or providing, services similar to those provided by Blackstone, for any Client or Prospective Client; or (c) impede or otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement between Blackstone and (i) a Client or Prospective Client or (ii) any supplier.

1. For purposes of this Non-Competition Agreement, “Client” means any person, firm, corporation or other organization whatsoever for whom Blackstone provided services (including without limitation any investor in any Blackstone fund, any client of any Blackstone business group or any other person for whom Blackstone renders any service) during the three-year period immediately preceding Founding Member’s termination of service. “Prospective Client” shall mean any person, firm, corporation or other organization whatsoever with whom Blackstone has had any negotiations or discussions regarding the possible engagement of business or the performance of business services within the eighteen months preceding Founding Member’s termination of service with Blackstone.

2. For purposes of this Section I.B., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any individual, person, firm or other entity, in any manner, to take or refrain from taking any action.

C. Non-Solicitation of Employees/Consultants. Founding Member shall not, directly or indirectly, during Founding Member’s service with Blackstone, and for a period ending two years following the termination of Founding Member’s service pursuant to Section 4 of the Founding Member Agreement (such period, the “Restricted Period”), solicit, employ, engage or retain, or assist any other individual, person, firm or other entity in soliciting, employing, engaging or retaining, (i) any employee or other agent of Blackstone, including without limitation any former employee or other agent of Blackstone who ceased working for Blackstone within the twelve-month period immediately preceding or following the date on which Founding Member’s service with Blackstone terminated, or (ii) any consultant or senior adviser that is under contract with Blackstone. For purposes of this Section I.C, “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to terminate their employment or business relationship with Blackstone, or recommending or suggesting (including by identifying a person or entity to a third party) that a third party take any of the foregoing actions. Notwithstanding the foregoing, Founding Member may solicit and employ the driver and any of the administrative assistants who are working for him on the termination of his service with Blackstone.

II.	Confidentiality

A. Founding Member expressly agrees, at all times, during and subsequent to Founding Member’s service with Blackstone, to maintain the confidentiality of, and not to disclose to or discuss with, any person any Confidential Information (as hereinafter defined), except (i) to the extent reasonably necessary or appropriate to perform Founding Member’s duties and responsibilities as a Founding Member including without limitation furthering the interests of Blackstone and/or developing new business for Blackstone (provided that Confidential Information relating to (x) personnel matters related to any present or former employee, partner or member of Blackstone (including Founding Member himself), including compensation and investment arrangements, or (y) the financial structure, financial position or financial results of the Blackstone Entities, shall not be so used, (except in those rare instances where to do so is clearly required to further the specific interests of Blackstone), (ii) with the prior written consent of Blackstone, or (iii) as otherwise required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction, and except that only the terms of the restrictions set forth in Section I hereof should be disclosed to Founding Member’s prospective future employers upon request in connection with Founding Member’s application for employment.

B. For purposes of this Non-Competition Agreement, “Confidential Information” means information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee, partner or member of Blackstone (including Founding Member himself), including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of Blackstone or to its members, actual or prospective clients or investors (including funds managed by affiliates of Blackstone), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. All of such information, from whatever source learned or obtained and regardless of Blackstone’s connection to the information, is referred to herein as “Confidential Information.” Confidential Information excludes information that has been made generally available to the public (although it does include any confidential information received by Blackstone from any clients), but information that when viewed in isolation may be publicly known or can be accessed by a member of the public will still constitute Confidential Information for these purposes if such information has become proprietary to Blackstone through Blackstone’s aggregation or interpretation of such information. Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) Blackstone, (b) a business group of Blackstone, (c) one or more funds managed by Blackstone, or (d) any individual or group of individuals during their time at Blackstone, or (2) describes an individual’s role in achieving or contributing to any such investment results.

III.	Non-Disparagement

Founding Member agrees that, during and at any time after Founding Member’s service with Blackstone, Founding Member will not, directly or indirectly, through any agent or affiliate, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party (including without limitation any present or former member, partner or employee of Blackstone) or entity regarding Blackstone (or the terms of any agreement or arrangement of any Blackstone entity) or any of their respective affiliates, members, partners or employees, or regarding Founding Member’s relationship with Blackstone or the termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of Blackstone or any of its affiliates, members, partners or employees.

IV.	Remedies

A. Injunctive Relief. Founding Member acknowledges and agrees that Blackstone’s remedy at law for any breach of the restrictive covenants herein would be inadequate and that for any breach of such covenants, Blackstone shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Non-Competition Agreement, be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining Founding Member from committing or continuing to commit any violation of such covenants. Founding Member agrees that proof shall not be required that monetary damages for breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate.

B. Forfeiture. In the event of (1) any material breach of this Non-Competition Agreement, the Founding Member Agreement or any limited liability company agreement, partnership agreement or other governing document of Blackstone to which Founding Member is subject or is a party and which was provided to Founding Member at the time of the execution of the Original Non-Competition Agreement or which was or is subsequently executed by Founding Member (or to which Founding Member was or becomes subject) after the date thereof (any such agreement, an “Applicable Blackstone Agreement”) or (2) any termination of Founding Member for “cause” as defined in and pursuant to the terms of any Applicable Blackstone Agreement, (i) Founding Member shall no longer be entitled to receive payment of any amounts that would otherwise be payable to Founding Member following Founding Member’s withdrawal as a Founding Member, Member or Partner, as the case may be, of Blackstone (including, without limitation, return of Founding Member’s capital contributions), (ii) all of Founding Member’s remaining Founding Member, Member, Partner or other interests (including carried interests) in Blackstone (whether vested or unvested and whether delivered or not yet delivered) shall immediately terminate and be null and void, and the lesser of (x) 25% of the securities of Blackstone Holdings or the Public Issuer (whether vested or unvested and whether delivered or not yet delivered) held by Founding Member or such Founding Member’s personal planning vehicle(s) (other than those formed prior to the date of the Original Non-Competition Agreement) as of the date hereof or (y) the securities of Blackstone Holdings or the Public Issuer (whether vested or unvested and whether delivered or not yet delivered) then-held by Founding Member or such Founding Member’s personal planning vehicle(s) (other than those formed prior to the date of the Original Non-Competition Agreement), shall be forfeited, (iii) no further such interests or securities will be awarded to Founding Member, and (iv) all unrealized gains (by investment) related to Founding Member’s side by side investments will be forfeited; provided, however, that the following provisions shall govern any forfeiture pursuant to this Section IV.B: (a) if Blackstone’s Management Committee has decided that a material breach has occurred, it shall give Founding Member written notice of the nature of the breach and Founding Member shall have 60 days to cure the breach; (b) if after such 60-day period such material breach has not been cured and the Management Committee determines that a forfeiture is appropriate, it shall give Founding Member written notice of the measure of forfeiture which it has concluded, in its fair and reasonable judgment, is appropriate taking into account the nature of the breach and its potential consequences to Blackstone; and (c) if Founding Member, directly or indirectly, hires any employee of Blackstone in violation of Section I.C above, such action will be deemed to be a material breach; (d) if Founding Member should engage in a willful material breach of this Non-Competition Agreement, after the Management Committee has taken into account the potential consequences to Blackstone of such breach in determining the measure of forfeiture, the amount so determined shall be increased by up to 100% (i.e., up to double the original amount) to serve as a penalty for such willful breach (but with respect to any forfeiture of the securities of Blackstone Holdings or the Public Issuer pursuant to clause (ii) above, in no event in excess of 25% of the securities of Blackstone Holdings or the Public Issuer (whether vested or unvested and whether delivered or not yet delivered) held by Founding Member or such Founding Member’s personal planning vehicle(s)) as of the date hereof; and (e) if Founding Member disputes whether the demanded forfeiture satisfies the foregoing test, he may submit the matter to arbitration in accordance with Section VII, in which event the forfeiture shall await the outcome of the arbitration proceedings; provided, further, that all decisions made by Blackstone’s Management Committee pursuant to this Section IV.B shall be made by a majority vote (excluding Founding Member for such purposes if Founding Member remains a member of such committee). If Blackstone’s Management Committee has been disbanded at the time of any action referred to in this Section IV.B, any determination required by Blackstone’s Management Committee shall instead be determined by a majority of the members of the Board of Directors of the Public Issuer (excluding Founding Member for such purposes if Founding Member is a member of the Board of Directors of the Public Issuer). To the extent of any conflict between the terms of any Applicable Blackstone Agreement and this Non-Competition Agreement as to the amount of any securities of Blackstone Holdings or the Public Issuer held by Founding Member or such Founding Member’s personal planning vehicle(s) that may be forfeited upon the occurrence of certain adverse events (e.g., a material breach by Founding Member of this Non-Competition Agreement or any Applicable Blackstone Agreement) or to the extent any Applicable Blackstone Agreement provides for forfeiture of a larger number of securities of Blackstone Holdings or the Public Issuer than this Section IV.B upon the occurrence of any such adverse events, the terms and limitations of this Section IV.B of this Non-Competition Agreement shall control.

V.	Amendment; Waiver

A. This Non-Competition Agreement may not be modified, other than by a written agreement executed by Founding Member and Blackstone, nor may any provision hereof be waived other than by a writing executed by Blackstone.

B. The waiver by Blackstone of any particular default by Founding Member or any employee of Blackstone, shall not affect or impair the rights of Blackstone with respect to any subsequent default of the same or of a different kind by Founding Member or any employee of Blackstone; nor shall any delay or omission by Blackstone to exercise any right arising from any default by Founding Member affect or impair any rights that Blackstone may have with respect to the same or any future default by Founding Member or any employee of Blackstone.

VI.	Governing Law

This Non-Competition Agreement and the rights and duties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York.

VII.	Resolution of Disputes; Submission to Jurisdiction; Waiver of Jury Trial

Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Non-Competition Agreement (including the validity, scope and enforceability of this arbitration provision) or otherwise relating to Blackstone (including, without limitation, any claim of discrimination in connection with Founding Member’s tenure as a Founding Member, Partner or Member of Blackstone or any aspect of any relationship between Founding Member and Blackstone or of any aspect of any relationship between Founding Member and Blackstone) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer who is financially sophisticated and who has significant experience with the private equity industry generally, and carried interest plans and co-investment arrangements specifically. The arbitrator shall have the right to retain one or more financial advisors, accounting firms and/or other experts with applicable private equity experience and knowledge in connection with any arbitration proceedings hereunder. The arbitrator shall conduct the proceedings in the English language. Performance under this Non-Competition Agreement shall continue if reasonably possible during any arbitration proceedings.

A. Notwithstanding the provisions of this Section VII, Blackstone may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder and/or enforcing an arbitration award and, for the purposes of this Section VII.A, Founding

Member (i) expressly consents to the application of this Section to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Chief Legal Officer of Blackstone as Founding Member’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise Founding Member of any such service of process, shall be deemed in every respect effective service of process upon Founding Member in any such action or proceeding.

B. FOUNDING MEMBER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF SECTION VII.A, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS NON-COMPETITION AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm an arbitration award. The parties acknowledge that the forum designated by this Section VII.B will have a reasonable relation to this Non-Competition Agreement, and to the parties’ relationship with one another.

C. Founding Member hereby waives, to the fullest extent permitted by applicable law, any objection which Founding Member now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Sections VII. A and VII.B and agrees not to plead or claim the same.

D. Founding Member hereby agrees that Founding Member shall not, nor shall Founding Member allow anyone acting on Founding Member’s behalf to, subpoena or otherwise seek to gain access to any financial statements or other financial information relating to Blackstone which constitutes Confidential Information, or any of their respective members or partners, except as specifically permitted by the terms of this Non-Competition Agreement or by the provisions of any limited liability company agreement, partnership agreement or other governing document of Blackstone to which Founding Member is a party.

VIII.	Entire Agreement

This Non-Competition Agreement contains the entire agreement between the parties with respect to the subject matter herein and supersedes all prior oral and written agreements between the parties pertaining to such matters.

IX.	Severability

If any provision of this Non-Competition Agreement shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

WHEREOF, the parties hereto have duly executed this Founding Member Non-Competition and Non-Solicitation Agreement as of the date first above written.

BLACKSTONE HOLDINGS I L.P.

By:	Blackstone Holdings I/II GP Inc.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Authorized Officer

BLACKSTONE HOLDINGS AI L.P.

By:	Blackstone Holdings I/II GP Inc.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Authorized Officer

BLACKSTONE HOLDINGS II L.P.

By:	Blackstone Holdings I/II GP Inc.,
its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Authorized Officer

BLACKSTONE HOLDINGS III L.P.

By:	Blackstone Holdings III GP L.P.,
its general partner

By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Authorized Officer

BLACKSTONE HOLDINGS IV L.P.

By:	Blackstone Holdings IV GP L.P.,
its general partner

By:	Blackstone Holdings IV GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Authorized Officer

Agreed and accepted as of the date first above written:

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

Schedule B

Side-by-Side Investments.

(a) In the event of the Departure of the Founding Member, during each calendar year following such Departure until the tenth calendar year following the Founding Member’s death (it is understood that side by side elections made by the Founder Group in the calendar year in which the Departure is made shall remain in place), the Founder Group shall be offered the right (but shall not have the obligation) to invest in or alongside each Blackstone Fund participating in Blackstone’s “side-by-side” program (the “Side-by-Side Program”) in an amount equal to 13% of the maximum “side-by-side” investment opportunity available to Blackstone pursuant to the governing documents of such Blackstone Fund (the “Side-by-Side Opportunity”), subject to clause (d) below. In addition, with respect to each calendar year following such Departure until the tenth calendar year following the Founding Member’s death, the Founder Group shall have the right (but shall not have the obligation) to elect to invest in or alongside each Blackstone Fund participating in the Side-by-Side Program additional amounts in excess of 13% of the Side-by-Side Opportunity (an “Incremental Side-by-Side Election”).

(b) In addition to the elections offered to the Founder Group pursuant to Section 1(a), the Founder Group shall be permitted to participate in any “Stub Period” elections with respect to the Side-by-Side Program that occur outside of the annual election process. The Founder Group shall be permitted to elect to invest in any additional “side-by-side” investment opportunity with respect to a Blackstone Fund pursuant to a Stub Period election up to an amount that will permit the Founder Group to maintain the same overall percentage of the investments in respect of such Blackstone Fund as is reflected in the Total Side-by-Side Fund Election (as defined below) for such Blackstone Fund by the Founder Group for that year.

(c) The Founder Group shall not bear any management fees or carried interest with respect to its investments in the Side-by-Side Program (such investments shall be “Fee Free”; provided, that “Fee Free” shall not relieve the Founder Group from bearing any fees, administrative charges or similar amounts that are borne by all partners in the relevant Blackstone Fund (including the General Partner, if any) and on a pro rata basis among participating Blackstone employees, directors and advisors).

(d) Notwithstanding the first sentence of clause (a) above, following the Founding Member’s death, if the aggregate “side-by-side” elections with respect to a Blackstone Fund are in excess of the amount of the Side-by-Side Opportunity with respect to such Blackstone Fund, and the “side-by-side” elections of fee-paying third party investors would result in a reduction in the side-by-side elections of Blackstone’s Senior Managing Directors and employees, then the “side-by-side” election of the Founder Group shall also be reduced proportionally.

(e) Notwithstanding the foregoing, (i) with respect to any given Blackstone Fund, the Founder Group’s total “side-by-side” election (including the initial election and any Incremental Side-by-Side Election, the “Total Side-by-Side Fund Election”) shall in no event exceed 35% of the Side-by-Side Opportunity with respect to such Blackstone Fund for such calendar year, except that following the Founding Member’s death, the Founder Group’s Total Side-by-Side Fund Election may exceed 35% of the Side-by-Side Opportunity (but in no event

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may it exceed 49% of the Side-by-Side Opportunity) if the amount of such election in excess of 35% of the Side-by-Side Opportunity satisfies the Blackstone capital commitment with respect to such Blackstone Fund pursuant to the governing agreements of such Blackstone Fund, and (ii) if the Founder Group makes an Incremental Side-by-Side Election with respect to a Blackstone Fund and the aggregate “side-by-side” elections with respect to such Blackstone Fund are in excess of the amount of the Side-by-Side Opportunity, then Blackstone may scale back such Incremental Side-by-Side Election with respect to such Blackstone Fund so as to accommodate any such “side-by-side” elections made with respect to such Blackstone Fund by (x) the participants in the Side-by-Side Program (other than the Founder Group) or (y) fee-paying third party investors; provided, that in each case, in no event shall any such scale back result in the Founder Group having the right to invest less than 13% of the amount of the Side-by-Side Opportunity.

(f) In no event shall the aggregate amount of Total Side-by-Side Fund Elections in a calendar year with respect to all Blackstone Funds exceed 13% of the aggregate amount of Side-by-Side Opportunities of all Blackstone Funds during such calendar year.

Life of Fund Elections.

(g) Following the Departure of the Founding Member and for each Applicable LOF Fund (as defined below), with respect to any “Life of Fund” elections in connection with such Applicable LOF Fund, the Founder Group shall be permitted to elect to invest in an amount up to 1.5% of the projected limited partner commitments of such Applicable LOF Fund on a Fee Free basis. For purposes of the foregoing, “Applicable LOF Fund” means each Blackstone Fund (i) for which “Life of Fund” elections are made, (ii) that holds an initial closing following the Departure of the Founding Member and (iii) whose investment period is scheduled to end no later than one-year following the 10th anniversary of the Founding Member’s death.

Other Blackstone Funds.

(h) In addition to investments to be made in Blackstone Funds pursuant to the Side-by-Side Election and the Life of Fund Elections, the Founder Group shall be permitted to invest in any Blackstone Funds that are not offered pursuant to the Side-by-Side Program or Life of Fund Elections (e.g., BAAM Partners Fund, GSO Secured Trust Fund) as follows:

(i) prior to and following the Founding Member’s death, each member of the Founder Group’s investments in such Blackstone Funds shall continue to be managed on a Fee Free basis until the tenth calendar year following the Founding Member’s death; and

(ii) the Founder Group shall be permitted to make additional investments on a Fee Free basis in such Blackstone Funds for a period of 10 years from the Founding Member’s death; provided, that Blackstone shall not be obligated to accept such additional investments following the Founding Member’s death if the net effect (in Blackstone’s fair and reasonable determination) would be to crowd out investments by fee-paying third party investors or Blackstone (or its employees).

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Notices and Communications.

(i) In order to permit the Founder Group to exercise its investment rights under this Agreement, Blackstone shall:

(i) notify the Founder Group of each new Blackstone Fund, and shall offer such Blackstone Fund to it for investment in accordance with this Agreement at the time the definitive documentation for such Blackstone Fund is delivered to third-party investors;

(ii) provide to the Founding Group at the beginning of each year (and no later than January 10), the list of anticipated Blackstone Funds for such year, their estimated sizes, first and final closing dates, and to the extent known, the estimated general partner commitments;

(iii) to the extent any additional investment opportunities (in addition to those described in this Schedule B) are available to Senior Managing Directors generally, Blackstone shall notify the Founder Group prior to offering such investment opportunities to third parties; and

(iv) after the death of the Founding Member, Blackstone may send any and all such notices to the Blackstone Authorized Representative.

(j) After the death of the Founding Member, any and all elections made hereunder on behalf of the Founder Group to participate in the investment opportunities set forth in this Schedule B shall be made by and communicated to Blackstone by the Blackstone Authorized Representative.

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